EXHIBIT 16.1 TO FORM 8-K

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July 20, 2009

Audit Tax Advisory
U.S. Securities and Exchange Commission	Grant Thornton LLP
Office of the Chief Accountant	175 W Jackson Boulevard, 20th Floor
100 F Street, NE	Chicago, IL 60604-2687
Washington, DC 20549
T 312-856-0200
F 312.565.4719
www.GrantThornton.com

Re: Prime Group Realty Trust
File No. 1-13589

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated July 20, 2009, of Prime Group Realty Trust and are in agreement with the statements contained in the last sentence of paragraph 1, paragraphs 2 and 3 and the first sentence of paragraph 4, therein. We have no basis to agree or disagree with other statements of registrant contained therein.

Very truly yours,

GRANT THORNTON LLP

/s/ Grant Thornton LLP